UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Airgas, Inc.

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Media Contact:		Investor Contact:
Jay Worley	Joele Frank / Dan Katcher / Andrew Siegel	Barry Strzelec
jay.worley@airgas.com	Joele Frank, Wilkinson Brimmer Katcher	barry.strzelec@airgas.com
(610) 902-6206	(212) 355-4449	(610) 902-6256

For release: IMMEDIATELY

AIRGAS SENDS LETTER TO AIR PRODUCTS

RADNOR, PA – November 11, 2010 – Airgas, Inc. (NYSE: ARG) today sent a letter to Air Products & Chemicals, Inc. (NYSE: APD). The full text of that letter follows:

November 11, 2010

Dear Mr. McGlade and Mr. Davis:

I was surprised and disappointed to receive Mr. McGlade’s letter last night.

To be clear, our meeting last week was not a tactic as you suggest, but rather a good faith effort to describe the basis of our Board’s unanimous views on valuation. Although the parties did not agree, we appreciated the business-like tone of the meeting and were awaiting a response from you. We each agreed that it would be counterproductive to make claims in public as to what each party said at the meeting. We have not done so or otherwise detailed our conversations, either publicly or in our court filings.

In your letter, you object to our supplementing the court record to reflect this meeting. This step was taken only with the express prior written consent of your counsel. At no time did your counsel suggest that it was improper for us to supplement the court record with public information about the meeting or that we would be violating any agreement by discussing the meeting and its significance to the issues that Air Products has raised in the litigation in our post-trial brief. We can see no reason why either of us would object to the court being provided with public filings.

With respect to your description of the substance of our meeting, we do not agree with your characterization, but there is no benefit to debating it in public or through letters.

On behalf of the Airgas Board of Directors,

/s/ JOHN VAN RODEN
John van Roden Chairman

cc: Air Products Board of Directors

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

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ADDITIONAL INFORMATION

This press release does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by Air Products Distribution, Inc., a wholly owned subsidiary of Air Products and Chemicals, Inc., Airgas has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov. Also, materials related to Air Products’ Unsolicited Proposals are available in the “Investor Information” section of the Company’s website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm.

Airgas has filed a definitive proxy statement on Schedule 14A with the SEC on July 23, 2010 in connection with the solicitation of proxies for the 2010 annual meeting of Airgas stockholders. Airgas may file an additional proxy statement with the SEC. Any definitive proxy statement will be mailed to stockholders of Airgas. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov.

FORWARD-LOOKING STATEMENTS

This communication contains statements that are forward looking. Forward-looking statements include the statements identified as forward-looking in the Company’s press release announcing its quarterly earnings, as well as any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company’s press release announcing its quarterly earnings, as well as other factors described in the Company’s reports, including its March 31, 2010 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. The Company is not waiving any other defenses that may be available under applicable law.